Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-179420) and Form S-8 (File Nos. 333-85803, 333-105535, 333-115292, 333-136084, 333-141358, 333-147413 and 333-189047) of Freeport-McMoRan Copper & Gold Inc. of our report dated February 21, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Plains Exploration & Production Company for the year ended December 31, 2012 which is incorporated by reference in this Current Report on Form 8-K/A of Freeport-McMoRan Copper & Gold Inc. dated August 13, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 13, 2013